Exhibit 99.1
                 BLUEGATE REVENUES FOR JANUARY 2006 INCREASE 80%


HOUSTON, TX, USA - February 15, 2005 -Bluegate Corp. (OTCBB: BGAT), the nation's premier provider of outsourced healthcare IT solutions, professional technology consulting services and Bluegate Medical Grade Networks(TM), announced that revenues for January 2006 were $415,000, an 80% increase over the comparable period in 2005. This continues the momentum of increasing revenues that Bluegate established over the past two years, including Bluegate's recent announcement of preliminary 2005 annual consolidated revenues of $2.3 million, an increase of 109% over revenues of $1.1 million for 2004.

During the third quarter of 2005, Bluegate acquired the assets of Trilliant Corporation, an IT professional service consultant to hospitals and other large institutions. January 2006 revenues represent a 53% increase over pro forma combined revenues of Trilliant and Bluegate of $271,000 for January 2005.

"We are pleased with our results in January and anticipate similar or accelerating revenue growth during the remainder of the first quarter as we complete and book revenues for a number of projects," stated Manfred Sternberg, Bluegate CEO. "We are continuing to be successful in our efforts to expand our sales pipeline of healthcare IT solutions and Medical Grade Networks to hospitals, physicians, HCOs and other healthcare providers, and third party health care vendor application installation and management services. We reaffirm our forecast of revenues between $6 million and $7 million in 2006 and $11 million and $12 million in 2007."

ABOUT BLUEGATE
Bluegate Corp. is an industry leader of outsourced healthcare IT solutions, Medical Grade Networks(TM) and remote management services. It provides IT consulting through its professional services division and HIPAA-compliant, turnkey managed security services and interoperability solutions across its Medical Grade Networks(TM) to hospitals, physicians, other healthcare facilities, RHIOs, HCOs and third-party solution providers. Bluegate is publicly traded on the over the counter bulletin board under the ticker symbol BGAT. For information, visit www.bluegate.com or call 713-686-1100.

Safe Harbor
This press release may contain "forward-looking statements." All statements, other than statements of fact, included in this release and without limitation statements regarding potential future plans and objectives of the Company, are forward-looking statements that involve risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements.

For Bluegate
Media: Julie Shepherd, Accentuate PR, 815 479 1833, Julie@accentuatepr.com
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